UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)
Nevada	000-28025	86-0951473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
415 Madison Avenue, 15th Floor, New York, NY 10017
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code           646.673.8435

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Material Agreement:

Effective July 15 2008, we entered into an amending agreement with YA Global Investments L.P. (“YA Global”), our senior secured lender, with respect to outstanding secured convertible debentures (“Debentures”) in the aggregate principal amount of $4,000,000, and warrants to purchase 600,000 shares of our company’s common stock (“YAG Warrants”), owned by YA Global.  The amendment allows us to immediately defer certain principal and interest payments due under the Debentures.  Specifically, interest payments accrued and due during the first three quarters of the 2008 calendar year (approximately $267,000 as of July 31, 2008) have been deferred until approximately September 30, 2008.  In addition, principal installments that will be due July 31, 2008 and August 31, 2008 have been deferred until September 30, 2008, subject to further deferment if certain conditions are met.  In consideration of YA Global's amendment, we have agreed to issue to YA Global 200,000 restricted shares of our common stock.

In the event certain conditions are met by our company, the following shall be applicable:

1.	Following the first interest payment as described above, subsequent monthly interest payments shall commence November 1, 2008 and shall continue on each successive calendar month thereafter.
2.

Principal installments of $100,000 shall commence on February 2, 2009 and shall continue on a monthly basis through December 2009.   Principal installments of $725,000 shall thereafter be paid on a quarterly basis commencing February 2010 through the 2010 calendar year.  The foregoing installments shall be reduced by the principal amount of any conversions made by YA Global prior to the applicable installment date.

(a)	The conversion price of the Debentures will be reset to $0.35.
(b)

The exercise price of the YAG Warrants and the number of shares issuable upon exercise of such warrants shall be adjusted down, to an average market price as determined on a future date.  At the present time the YAG Warrants are exercisable at a price of $1.25 per share.

(c)

YAG has relinquished any further rights to anti-dilution adjustments on the Debentures and YAG Warrants with respect to subsequent issuances of securities by our company at prices less than the as adjusted conversion and exercise prices

(d)	The interest rate on the Debentures will be increased from 10% to 12%.

Item 7.01 Regulation FD Disclosure

The following description of our company’s current business summarizes, in one place, the business that we previously only described in pieces contained in the series of narratives included over time in our periodic disclosure documents filed with the Securities and Exchange Commission. The following description is therefore intended to supersede any descriptions of our business contained in our prior filings.

Introduction

We are a development stage company that intends to acquire, build and operate facilities in various locations around the world that will use a proprietary technology and process to produce a high quality diesel fuel utilizing a range of feedstocks such as municipal solid waste or any hydrocarbon-based material such as biomass, plastic, paper, wood, leather, textiles or waste oils.

During the past five years, we have observed efforts in the United States and the European Community to develop facilities for the production of renewable, alternative fuels - primarily biofuels based on corn and other feedstocks. We believe that the United States has focused primarily on ethanol while the European Community has focused primarily on biodiesel. Today, the production of both ethanol and biodiesel has been constrained by price increases for their respective primary feedstocks, corn and rapeseed.

Against this background, the emerging alternative fuels industry has placed a high priority on developing and deploying new technologies capable of utilizing abundant waste streams instead of corn and other feedstocks for the production of alternative fuels. While we have noted that much attention has been focused on high profile waste streams such as Municipal Solid Waste (“MSW”) and biomass waste derived from agriculture and forestry, we believe there are many other high volume industrial waste streams available for alternative fuels use. We have also determined that unlike with traditional biofuels based on corn and other food based feedstocks, which must be purchased in order to be converted into ethanol or biofuel, the utilization of waste streams as feedstocks to produce alternative fuels also offers the potential of earning additional revenues from garbage tipping fees and through the recycling of waste.

With the above factors in mind, we have developed our business plan to take advantage of these potential dual revenue streams through the utilization of a patented technology known as the KDV process. The KDV process has been developed during the past thirty years by a German scientist, Dr. Christian Koch. The KDV process, which Dr. Koch describes as a catalytic de-polymerization, utilizes hydrocarbon-based feedstocks such as biomass, wood and paper as well as plastic, rubber and waste oils, to produce high quality synthetic diesel fuel, similar to diesel fuel available at the pump today.

Strategy

Our strategy is to build, own and operate, on our own and with strategic partners, industrial scale facilities that will utilize the KDV process to produce synthetic diesel fuel from different types of hydrocarbon-based waste. In each project, we plan to partner with local companies, generally operators of landfill sites and recycling facilities, that have the ability under long term contracts to supply large, consistent quantities of appropriate waste feedstock as well as arrange off-take agreements for the diesel fuel.

To initiate operations, we intend to construct a first generation, commercial plant in Hoyerswerda, Germany (the “German Plant”) where we are in the process of finalizing feedstock and off take agreements with a local company, Waste2Oil GmbH (“Waste2Oil”). We plan to equip the German Plant with one KDV 500 unit. Based on the production capabilities demonstrated by pilot projects utilizing the KDV process, we believe that a single KDV 500 unit should be capable of producing approximately 550 litres of synthetic diesel fuel per hour, or approximately 1,000,000 gallons of synthetic diesel fuel per year. Assuming that our company obtains adequate funding and all applicable licensing requirements for the KDV process are met, we plan to begin operation of this first KDV 500 unit in the German Plant by January 2009.

We are finalizing negotiations on a series of agreements with Waste2Oil, which owns the Hoyerswerda site where we propose to locate the German Plant. The location is an industrial site on which there are buildings and infrastructure sufficient to support the installation of up to 15 KDV 500 units based on the specifications provided by Dr. Koch. We propose to lease the Hoyerswerda site from Waste2Oil for 15 years with an option to renew for an additional period. We believe that 15 KDV 500 units operating on the site would be capable of producing approximately 15 million gallons of diesel per year. We hope to begin the expansion of the German Plant during 2009.

Based on communications with Waste2Oil, we believe that the Hoyerswerda site is approved and permitted by all required regulatory bodies for the installation and operation of the first KDV 500 unit. We are also finalizing agreements with Waste2Oil under which Waste2Oil will undertake via a back-to-back agreement with an established waste handler to supply 1,000 tons of shredded plastic, wood, paper and solid organics (“RDF”) waste per month per our specifications to process in the KDV 500 unit. Under the proposed terms of the agreement Waste2Oil will pay Global 40 Euros per ton for the shredded RDF waste that is to be used as the feedstock for the KDV 500 unit. Waste2Oil will also act as the operator of the KDV 500 unit and will be paid: (i) 15,000 Euros per month for the site lease and operational responsibilities and (ii) up to 0.19 Euros per liter based on a sliding scale of the actual amount of synthetic diesel produced. Waste2Oil is to bear all operational costs at this facility and sell the diesel at a price that is 10% less than the pump price for mineral diesel in the region. We would receive proceeds from the sales of synthetic diesel after deduction of the expenses paid to Waste2Oil described above.

We are also negotiating with other potential local partners to build similar plants in the United States, China, Poland and Romania. As with the proposed German Plant, we anticipate that each additional plant should initially begin operations with one or more KDV 500 units with plans to subsequently expand to industrial scale facilities with the capacity to produce approximately 15-20 million gallons per year of diesel fuel. We believe that at optimal capacity these facilities should be capable of producing diesel at a cost of approximately $1.20 per gallon given a zero feedstock cost. In addition, we believe that we will be able to negotiate agreements under which we will collect tipping fees, which are fees we will be paid to take the waste. When these tipping fees are factored in, the net cost to produce diesel fuel should be significantly lower.

Based on current assumptions, we believe that the net cost per gallon for diesel fuel produced at the German Plant will be approximately $.39 per gallon. By comparison, based on conservative biofuel industry metrics, the current production cost per gallon of ethanol is close to $3.00, for mineral diesel the production cost is over $3.30 and for biodiesel the production cost is over $5.00.

During the next five years and assuming that it has sufficient capital, we plan to build 10-15 industrial scale facilities worldwide with combined annual production capacity of approximately 200-300 million gallons of synthetic diesel fuel.

KDV Technology

Process

The KDV process, which we believe represents a major breakthrough in the quest for renewable energy sources, utilizes proprietary technology developed by Dr. Koch and licensed to his German company, Alphakat GmbH (“Alphakat”). Dr Christian Koch is a distinguished scientist who during his long-standing career at Siemens Corporation held several senior positions.

The core elements of the KDV process are a catalyst and a patented turbine. Known technically as catalytic de-polymerization, the KDV process takes long carbon chains (polymers) and breaks them into the shorter carbon chains that comprise a high quality diesel fuel.

Catalysts are chemical compounds that facilitate chemical reactions but, because they are not consumed in the process, can be recovered and used again. In layman terms, Dr. Koch describes the KDV process catalyst as a mixture of the original substances found in nature which over millions of years converted organic matter such as plants and micro-organisms into the primary fossil fuels of oil, gas and coal. The catalyst’s primary ingredients are silicon, alumina and sodium, which are among the most prevalent substances on Earth, therefore, we believe that the catalyst will not be subject to any supply risks.

The patented turbine, which Dr. Koch designed, is critical to the process. According to Dr. Koch, the turbine creates the conditions required for the catalyst to work efficiently. Each KDV 500 unit has two turbines, each of which is approximately 3’ long x 14” wide x 14” high. Conceptually, the turbine is like a blender spinning at 3,000 RPM’s. The spinning of the turbine creates friction, raising the temperature of the catalyst and feedstock which are suspended in a host oil at 545 degrees Fahrenheit. At this temperature, a steam is created which is vented into a standard distillation column where it is condensed into synthetic diesel fuel and water. We have observed that the only by-product or waste associated with the process is a small amount of cake comprised of inorganic material or ash, and no emissions are released to the atmosphere except CO2 and steam.

We believe that the KDV process is an improvement over gasification and pyrolysis, the two main types of process currently being developed by other companies as part of their efforts to find technical solutions for making waste-to-fuel commercially successful. We believe that while different, both of these thermal processes share certain traits that make them less efficient and hence less economically attractive than the KDV process. According to industry standards, these thermal processes operate at temperatures ranging from 800 to 1,800 degrees Fahrenheit, considerably higher than the KDV process. As a result, the basic cost to build and operate these types of facilities is greater than with the KDV process due to design issues, high energy consumption and environmentally hazardous by-products, which require special disposal, treatment or further refining. When describing alternative fuels, “net energy balance” which measures energy input versus output is an important measure of efficiency. We believe that the KDV process requires one unit of energy to produce 7 to 8 units of energy depending on the feedstock. In contrast, corn ethanol requires one unit of energy to produce 1.25 units, while biodiesel requires one unit to produce 3.2 units.

Feedstocks

According to Dr. Koch, the KDV process is capable of utilizing hydrocarbon-based waste streams to produce synthetic diesel fuel. Depending on the particular feedstock, one KDV 500 unit requires approximately 5,760 to 13,200 tons of feedstock per year to produce approximately 1 million gallons of synthetic diesel fuel. We believe that the key commercial issue is sourcing a reliable, consistent, long-term supply of waste feedstock for each project.

We have determined that Municipal Solid Waste is in abundant supply. Broadly defined, MSW may include plastic, rubber, paper, cardboard and various food waste. It requires major financial and logistical resources to collect, recycle and arrange final disposal. Population growth and landfill constraints are placing greater financial and logistical pressure on the waste management resources of municipalities. Therefore, environmentally and fiscally acceptable waste-management practices are increasingly essential in order to avoid damaging consequences, such as those due to toxic/hazardous waste, greenhouse-gas emissions, water pollution, air pollution and noise/visual impact of recycling/waste disposal facilities.

We are aware of three primary types of municipal waste treatment technologies that are currently used today - incineration/gasification, chemical decomposition and landfill burying. These technologies have substantial negative economic and environmental impacts - including toxic ash, toxic water, and noxious air emissions. Due to the harm they pose to the environment, it is expensive to dispose of these hazardous by-products. We believe that until now efforts to produce energy or fuel from MSW and landfills has been limited to two options: (1) burning MSW in waste-to-energy plants to produce steam to generate electricity or heat for buildings, and (2) capturing methane from landfills. The KDV process offers another option which we believe avoids the by-products of existing treatment technologies and as a result should be more cost effective.

In addition to MSW, we believe the KDV process can be applied to:

•	Refinery Residuals - such as petroleum coke, tar and paraffins, which cannot be used today, are environmentally harmful and very expensive to neutralize
•	Used oil from engines, organic wastes, sewerage sludge and animal manures;
•

All types of waste biomass such as corn stover, sugar cane bagasse and other types of plant stalks and parts such as peal and husks that are left over after harvesting the edible grains, juices and oils;

•	Glycerin.

While we believe that the KDV process can utilize a broad range of feedstocks as outlined above, we plan to focus on projects where we are able to sign long term contracts for waste feedstocks for which we will be paid a tipping fee. We have estimated that tipping fees for MSW and non-hazardous waste average about $35 per ton in the US and $60 per ton in Europe.

Strategic Agreements

Our plan to set up a series of worldwide waste-to-diesel production facilities is reflected by the terms of two agreements it has with Dr. Koch’s company Alphakat.

Under these two agreements, our company and Alphakat formed Alphakat-Global Energy GmbH (“AG”), a German company, to which Alphakat has granted the exclusive right to market and sell KDV 500 units in the United States and China as well as a non-exclusive right to market and sell KDV 500 units in other parts of the world, excluding Mexico, Canada, Spain, Bulgaria and Italy. Each of our company and Alphakat owns 50% of the shares of this subsidiary.

On February 6, 2008 each of Dr. Koch, Alphakat and AG entered into agreements with Covanta Energy Corporation, a wholly owned subsidiary of Covanta Holding Corporation (“Covanta”), an internationally recognized owner and operator of waste-to-energy and power generation projects. Covanta’s facilities convert municipal solid waste into renewable energy for numerous communities, predominately in the United States. Under the terms of these agreements, Covanta has the exclusive right to purchase, use and make improvements to the KDV technology in the United States for household waste feedstock, and non-exclusive rights to use the KDV process in China, UK and the Republic of Ireland. To preserve these rights, Covanta must purchase one KDV 500 unit and use commercially reasonable efforts to achieve commercial operation of that unit by October 1, 2008, subject to AG’s delivery of the KDV 500 unit. Covanta must try to complete its testing of the first unit within the following six months. If Covanta’s tests on its first unit are positive and it wishes to proceed further with its deployment of the KDV process then it must begin by ordering five additional KDV 500 units within twelve months of the commissioning date of the first KDV 500 unit. Over a ten-year period, which begins on the commissioning date of its first unit, Covanta must order a total of 600 KDV 500 units or the equivalent in terms of production capacity.

Covanta also granted to our company the right to fund and own up to 35% of each of Covanta’s KDV-based projects. In addition, Covanta has agreed to pay to our company an amount equal to 10% of the gross revenue of each of Covanta’s KDV-based projects, regardless of whether our company invests in these projects or not.

American Renewable Diesel is a special purpose company owned and managed by Trianon Partners. Trianon Partners has extensive international project development experience and has worked with Covanta in connection with various power projects. On February 6, 2008 AG and American Renewable Diesel executed an agreement granting to American Renewable Diesel the right to sell and use the KDV technology in five U.S. states: Texas, California, New York, New Jersey and Florida. Similar to the business arrangement with Covanta, we have the right to fund and own up to 51% of each of American Renewable Diesel’s KDV-based projects.

On June 2, 2008, we entered into a letter of understanding with S.C. Supercom S.A., a Romanian company engaged in the business of collecting (and landfilling) municipal solid waste in an around the City of Bucharest. In the letter of understanding, the parties have agreed to work together to structure a joint company or similar business vehicle registered to operate in Romania through which we will work together to purchase and install a KDV 500 unit in a location to be selected and permitted by S.C. Supercom S.A. We are to own 51% of this Romanian company, while S.C. Supercom S.A. is to own 49%.

Other Operations

Production of Crude Castor Oil in Ethiopia

As a potential near-term source of revenue, we have invested a portion of our capital and resources in the cultivation of castor plants in Southern Ethiopia. Our activities are based in Sodo, Ethiopia and in the regions of Waletia and Goma Gofa, Ethiopia. Seeding commenced in April 2008, with the first harvest expected by August/September, 2008. We estimate the expected yield of this first harvest at 10,000 tons of seeds, although no assurance can be given that this yield will be achieved. We have also implemented a research and development program to achieve a new species of castor to improve future yields.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

/s/ Asi Shalgi

Asi Shalgi

President and CEO

Date: July 17, 2008